As filed with Securities and Exchange Commission on May 27, 1999. File No.
0-26040

                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [ ]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        COMPUTER LEARNING CENTERS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

     [ ] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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

                                      1999

                                   NOTICE OF
                                 ANNUAL MEETING
                              AND PROXY STATEMENT

                        COMPUTER LEARNING CENTERS, INC.

                        COMPUTER LEARNING CENTERS, INC.
                       11350 RANDOM HILLS ROAD, SUITE 240
                            FAIRFAX, VIRGINIA 22030
                         ------------------------------

June 21, 1999

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders to be held at 1:00 p.m. on July 27, 1999 at the Computer Learning Center of Alexandria, 6295 Edsall Road, Suite 210, Alexandria, Virginia, 22312.

     We urge you to participate in the business of the Annual Meeting by completing and returning the enclosed proxy as promptly as possible. Your vote is important.

     The accompanying Notice of Annual Meeting and Proxy Statement provide information about the matters to be acted upon by the stockholders. The Proxy Statement also contains information about the role and responsibility of the Board of Directors and the committees of the Board and provides important information about each nominee for election as Director.

                                   Sincerely,
                                   /s/ REID R. BECHTLE
                                   Reid R. Bechtle
                                   Chief Executive Officer

                        COMPUTER LEARNING CENTERS, INC.
                         ------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 27, 1999

                         ------------------------------

     The 1999 Annual Meeting of Stockholders of Computer Learning Centers, Inc. (the "Company") will be held Tuesday, July 27, 1999 at 1:00 p.m. at the Computer Learning Center of Alexandria, 6295 Edsall Road, Suite 210, Alexandria, Virginia, 22312 for the following purposes:

          1. To elect two Class I Directors to serve until the 2002 Annual Meeting of Stockholders.

          2. To ratify the selection by the Board of Directors of PricewaterhouseCoopers LLP as independent accountants for the current fiscal year.

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     All stockholders of record at the close of business on June 15, 1999 will be entitled to vote at the meeting. The stock transfer books of the Company will remain open following the record date.

     It is important that your shares be represented at this meeting. Whether or not you expect to be present, please fill in, date, sign and return the enclosed proxy form in the accompanying addressed, postage-prepaid envelope. If you attend the meeting, you may revoke your proxy and vote in person.

                                          By Order of the Board of Directors,
                                          /s/ CHARLES L. COSGROVE
                                          Charles L. Cosgrove,
                                          Secretary

June 21, 1999

                        COMPUTER LEARNING CENTERS, INC.
                       11350 RANDOM HILLS ROAD, SUITE 240
                            FAIRFAX, VIRGINIA 22030

                         ------------------------------

                                PROXY STATEMENT
                         ------------------------------
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 27, 1999

     This Proxy Statement and accompanying proxy are being furnished to stockholders on or about June 21, 1999, in connection with the solicitation by the Board of Directors of Computer Learning Centers, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Stockholders to be held at 1:00 p.m., on Tuesday, July 27, 1999, at the Computer Learning Center of Alexandria, 6295 Edsall Road, Suite 210, Alexandria, Virginia, and at any adjournments of that meeting. All proxies will be voted in accordance with the stockholders' instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 31, 1999 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST TO THE SECRETARY, COMPUTER LEARNING CENTERS, INC., 11350 RANDOM HILLS ROAD, SUITE 240, FAIRFAX, VIRGINIA 22030. EXHIBITS WILL BE PROVIDED UPON WRITTEN REQUEST AND PAYMENT OF AN APPROPRIATE PROCESSING FEE.

     At the close of business on June 15, 1999, the record date for determining the stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 17,493,251 shares, $.01 par value per share, of the Company (the "Common Stock"). Stockholders are entitled to one vote per share. The presence in person or by proxy of stockholders holding a majority of such shares will constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the proposals presented for stockholder approval) will be counted for purposes of determining whether a quorum is present.

     Election of Directors will be determined by the vote of the holders of a plurality of the shares voting on such election. Approval of the other matters to be voted on will require the affirmative vote of a majority of the shares present or represented at the meeting. Shares that abstain from voting with respect to a specific proposal and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular proposal will not be counted as votes in favor of such proposal. Accordingly, broker non-votes and abstentions will have the effect of a vote against any matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on the proposal.

     The Board of Directors knows of no matters, other than those reported below, which are to be brought before the Annual Meeting. If other matters properly come before the Annual Meeting, however, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

     All expenses of solicitation of proxies will be borne by the Company. Present and former officers, Directors and other employees of the Company may solicit proxies by telephone, telegram or mail, or by meetings with stockholders or their representatives. The Company will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy material to beneficial owners.

PROPOSAL ONE:  ELECTION OF DIRECTORS

     The Board of Directors of the Company currently consists of six Directors divided into three classes. The Board is comprised of two Class I Directors, two Class II Directors and two Class III Directors, with members of each class holding office for staggered three-year terms. Each Director serves (subject to his earlier death, resignation or removal) until the Annual Meeting of Stockholders held in the year that is three years after such Director's election and thereafter until such Director's successor is elected and has qualified.

     At the Annual Meeting, two Directors are to be elected to hold office for a three-year term to expire at the 2002 Annual Meeting of Stockholders. Unless there is a contrary indication, the persons named in the accompanying form of proxy intend to vote such proxy for the election to the Board of Directors of Reid R. Bechtle and Harry H. Gaines, the current Directors whose terms expire this year.

     Each of the nominees has consented to serve as a Director. If for any reason a nominee should become unable or unwilling to accept nomination or election, the persons named in the accompanying form of proxy intend to vote such proxy for the election of such other person as the Board may recommend. Alternatively, the Board may reduce the number of Directors to eliminate the vacancy.

     A brief summary of each Director's principal occupation, business affiliations and other information follows. Unless otherwise indicated, the principal occupation of each Director has been the same for the past five years. There is no family relationship between any of the Directors or executive officers of the Company.

NOMINEES FOR DIRECTOR

     Nominees for Term Expiring at 2002 Annual Meeting

     Reid R. Bechtle, age 46, joined the Company in 1991 as President of the Company's Computer Learning Center division and has been a Director and Chief Executive Officer of the Company since October 1994. Mr. Bechtle also served as President of the Company from October 1994 to October 1998. From 1982 to 1991, he served as President of Multi-List, Inc., a software services subsidiary of PRC/Litton, Inc.

     Harry H. Gaines, age 61, has been Chairman of the Board of Directors since October 1994 and has served as a Director since 1987. From 1987 to October 1994 and from 1988 to October 1994, he served as President and Chief Executive Officer of the Company and of Mohr Development Company, respectively. From 1989 through September 1995, Mr. Gaines served as President of Blessing/White Inc., a professional management company.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

DIRECTORS CONTINUING IN OFFICE

     Term Expiring at 2000 Annual Meeting

     Ira D. Cohen, age 47, has served as a Director of the Company since 1987. Since 1988, he has been a Managing Director of The Updata Group, Inc., an investment banking firm that specializes in mergers and acquisitions for the information technology industry. From 1984 to 1986, he served as Chief Financial Officer for CGA Computer, Inc., and from 1986 to 1988 he served as Chief Financial Officer of Updata Software, Inc. Mr. Cohen is a certified public accountant. Mr. Cohen is also a director of Datastream Systems, Inc. and Alphanet Solutions, Inc.

     Stephen P. Reynolds, age 47, has served as a Director of the Company since August 1996. Mr. Reynolds has served in various capacities with General Atlantic Partners II, L.P. or its predecessors since April 1980 and currently serves as special advisor. He also serves as a member of the Boards of Directors of SS&C Technologies, Inc., Brigham Exploration Company, Inc., Solo Serve Corporation and MAPICS, Inc.

     Term Expiring at 2001 Annual Meeting

     John L. Corse, age 57, has served as a Director of the Company since October 1994, and as President and Chief Operating Officer since November 1998. From September 1997 to October 1998, Mr. Corse was a self-employed business consultant. From February 1995 to August 1997, he has served as President of Hughes Advanced Systems, a subsidiary of Hughes Aircraft Corporation and a provider of information systems and services to businesses. From 1993 to 1995, Mr. Corse was a self-employed business consultant. From 1992 to 1993, he served as President and Chief Executive Officer of Security Software America, Inc., a software publisher serving government contractors and government agencies.

     Ralph W. Clark, age 58, has served as a Director of the Company since October 1994. He was formerly Chairman of Frontec AMT Inc., a software company. From 1988 to 1994, Mr. Clark was a Vice President of International Business Machines Corporation ("IBM"), where he served as Assistant General Manager of the Application Software Group, President of the General and Public Sector Division (a software division), and, most recently, President of Skill Dynamics, IBM's education division.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The standing committees of the Board of Directors are the Audit and Compensation Committees. The Company does not have a nominating committee.

     The Audit Committee supports the independence of the Company's independent auditors and the objectivity of the Company's financial statements. The Audit Committee (a) reviews the Company's principal policies for accounting, internal control and financial reporting, (b) recommends to the Board of Directors the engagement or discharge of the independent auditors, (c) reviews with the independent auditors the plan, scope and timing of their audit, and (d) reviews the independent auditors' fees and, after completion of the audit, reviews with management the independent auditors' report. The Audit Committee also reviews the annual financial statements of the Company, the independence of the independent auditors, the adequacy of the Company's internal accounting control system, and the Company's policies on business integrity and ethics and conflicts of interest. The Audit Committee held two meetings during fiscal 1999. The members of the Audit Committee are Ralph W. Clark and Stephen P. Reynolds.

     The Compensation Committee (a) reviews and makes recommendations to the Board of Directors with respect to the direct and indirect compensation and employee benefits of the Chief Executive Officer and other elected officers of the Company, (b) reviews, administers and makes recommendations to the Board of Directors with respect to any incentive plans and bonus plans that include elected officers, and (c) reviews the Company's policies relating to the compensation of senior management and other employees. In addition, the Committee reviews management's long-range planning for executive development and succession, establishes and periodically reviews policies on perquisites, and performs certain other review functions relating to management compensation and employee relations policies. The Compensation Committee held four meetings during fiscal 1999. The current members of the Compensation Committee are Ira D. Cohen and Harry H. Gaines. John L. Corse was a member of the Compensation Committee prior to his appointment of President and Chief Operating Officer, which occurred in November 1998.

     During fiscal 1999, there were six regular meetings of the Board of Directors. Each of the Directors attended 83% or more of the aggregate number of meetings of the Board of Directors and the standing Board committees on which he served.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and Directors and persons who own greater than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the Nasdaq Stock Market.

     Based solely on a review of the forms it has received and on written representations from certain reporting persons that no such forms were required for them, the Company believes that during the fiscal year ended

January 31, 1999 all Section 16(a) filing requirements applicable to its officers, Directors and ten percent beneficial owners were complied with by such persons, except the non-employee directors, who were one day late filing Form 5 for the fiscal year ended January 31, 1999.

PROPOSAL TWO: RATIFY THE SELECTION BY THE BOARD OF DIRECTORS OF
              PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT
              ACCOUNTANTS FOR THE CURRENT FISCAL YEAR

     In accordance with the recommendation of the Audit Committee, the Board of Directors has reappointed PricewaterhouseCoopers LLP as independent accountants of the Company for fiscal 2000. Although ratification of the reappointment of PricewaterhouseCoopers LLP is not legally required, the Board believes it is appropriate for the stockholders to ratify such action. In the event the stockholders do not ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants, the Company will reconsider such appointment. A representative of PricewaterhouseCoopers LLP, which has served as the Company's independent accountants since 1987, will attend the meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. The Board of Directors reserves the right to replace the independent accountants at any time upon the recommendation of the Audit Committee.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation paid or accrued during each of the last three fiscal years for the Company's Chief Executive Officer and each of the Company's other executive officers, based on salary and bonus earned during the fiscal year (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                ANNUAL COMPENSATION
                                             ---------------------------------------------------------
                                                                      OTHER ANNUAL        ALL OTHER
    NAME AND PRINCIPAL POSITION       YEAR    SALARY    BONUSES(1)   COMPENSATION(2)   COMPENSATION(3)
    ---------------------------       ----   --------   ----------   ---------------   ---------------
Reid R. Bechtle.....................  1999   $265,000    $      0        $14,496           $2,513
Chief Executive Officer               1998    250,000     312,000         14,496            2,399
                                      1997    225,000     320,000         14,496            3,000

John L. Corse.......................  1999     57,885      26,875          2,700            2,319
President/Chief Operating Officer     1998         --          --             --               --
                                      1997         --          --             --               --

Charles L. Cosgrove.................  1999    183,750           0          6,000            2,319
Vice President/Chief Financial
  Officer                             1998    161,500     165,000          6,000            2,064
                                      1997    145,833     150,000          5,676            2,068

Susan L. Luster.....................  1999    157,500           0              0            2,500
Vice President of Operations          1998    157,500     157,500              0            2,363
                                      1997    151,250     150,000              0            1,988

Christine M. Strachota..............  1999    150,000      50,000              0            1,313
Vice President of International       1998         --          --             --               --
  Operations                          1997         --          --             --               --

Marie A. Bennett....................  1999     13,933      10,000              0                0
Vice President of Regulatory
  Compliance                          1998         --          --             --               --
                                      1997         --          --             --               --

------------------------------
(1) All bonus amounts shown above were accrued during the stated fiscal year and paid in the subsequent fiscal year except for the amount shown for Marie A. Bennett, whose bonus was paid in December 1998. As a condition of their joining the Company, Mr. Corse, Ms. Strachota and Ms. Bennett received a bonus of $26,875, $50,000 and $10,000, respectively.

(2) Represents contributions toward automobile allowances made by the Company on behalf of the Named Executive Officers indicated.

(3) Represents contributions to the Company's 401(k) Plan made by the Company on behalf of the Named Executive Officers indicated.

COMPENSATION OF DIRECTORS

     No Director who is an employee of the Company is compensated for service as a member of the Board of Directors or any committee of the Board of Directors. As compensation for serving on the Board of Directors, each Director who is not also an employee of the Company is entitled to receive an annual fee of $8,000 for attendance of the full Board and an annual fee of $2,000 for all committee meetings. Directors also are entitled to reasonable expenses incurred by them in connection with their attendance at Board or committee meetings. Insurance policies in the name of the Company provide for the indemnification of the Company's Directors and officers, as well as for the reimbursement to the Company for amounts paid by the Company above certain limits in indemnifying its Directors and officers. For a description of the Company's 1995 Non-Employee Director Stock Option Plan, see "Stock Plans" below.

CERTAIN TRANSACTIONS

     In February 1997, Reid R. Bechtle, the Company's Chief Executive Officer, entered into an employment agreement that has a term of one year but shall be automatically renewed for successive one-year periods unless the Company notifies Mr. Bechtle of non-renewal at least 90 days prior to the end of the initial term or any renewal term. The agreement provides for an annual salary of $265,000, which may be increased from time to time by the Compensation Committee, a guaranteed annual bonus equal to 25% of Mr. Bechtle's salary and an additional annual bonus payable based on achievement by the Company of certain revenue and income targets. In the event Mr. Bechtle's employment is terminated other than for cause, as defined in the agreement, or due to his voluntary resignation, he is entitled to receive an amount equal to two times his then effective base salary and guaranteed bonus. In addition, if Mr. Bechtle's employment is terminated as the result of a change of control as defined in the agreement, he is entitled to receive an amount equal to three times the greater of (i) the average annual total compensation paid to him over the Company's last three fiscal years or (ii) total compensation paid during the Company's fiscal year ended January 31, 1999.

     In January 1998, the Company entered into a severance agreement with the Chief Financial Officer of the Company, Charles L. Cosgrove. The agreement will expire upon the termination of Mr. Cosgrove's employment with the Company for any reason whatsoever. The agreement provides for an annual salary of not less than $165,000, which may be increased from time to time by the Compensation Committee of the Company's Board of Directors. In addition, the agreement specifies that Mr. Cosgrove shall be eligible to receive an annual bonus payable under the Company's bonus plan in accordance with the bonus criteria established by the Company's Board of Directors. In the event Mr. Cosgrove's employment is terminated without cause or he resigns for good reason as defined in the agreement, he is entitled to receive a lump sum payment in an amount equal to one (1) times his base salary in effect as of the date of termination. In addition, if Mr. Cosgrove's employment is terminated as a result of a change in control as defined in the agreement, he will receive a lump sum amount equal to one and one-half (1.5) times his base salary plus one and one-half (1.5) times his prior fiscal year bonus or current year target bonus, whichever is larger.

     In June 1998, the Company entered into a severance agreement with the Vice President of Operations of the Company, Susan L. Luster. The agreement will expire upon the termination of Ms. Luster's employment with the Company for any reason whatsoever. The agreement provides for an annual salary of not less than $157,500, which may be increased from time to time by the Compensation Committee. In the event Ms. Luster's employment is terminated without cause or resignation for reasons defined in the agreement, she is entitled to a lump sum of 12 months of salary for termination. In addition, if Ms. Luster's employment were terminated as a result of a change in control as defined in the agreement, she will receive a lump sum amount equal to one and one-half (1.5) times her base salary.

     In November 1998, the Company entered into a severance agreement with the President and Chief Operating Officer of the Company, John L. Corse. The agreement will expire upon the termination of Mr. Corse's employment with the Company for any reason whatsoever. The agreement provides for an annual salary of not less than $215,000, which may be increased from time to time by the Compensation Committee. In the event Mr. Corse's employment is terminated without cause or resignation for reasons defined in the agreement, he is entitled to a lump sum of one and one-half (1.5) times his annual salary for termination. In addition, if Mr. Corse's employment were terminated as a result of a change in control as defined in the agreement, he will receive a lump sum amount equal to two times his current base salary and two times his annual bonus of the prior fiscal year.

STOCK PLANS

     The Company has a Long-Term Incentive Plan that provides for award of incentive and non-statutory stock options and stock appreciation rights to certain directors, officers and key employees. The plan is administered by the Compensation Committee of the Board of Directors. The Company has reserved

2,326,374 shares of Common Stock for grant under the plan. As of April 30, 1999, options to purchase 95,771 shares of Common Stock were outstanding under this Long-Term Incentive Plan. The Company has provided that no further grants may be made under the Long-Term Incentive Plan.

     The Company's 1998 Stock Incentive Plan provides a variety of awards, including stock options, stock appreciation rights and restricted and unrestricted stock grants to the Company's employees, officers, consultants and advisors. Stock options may be granted either in the form of incentive stock options or non-statutory stock options. The option exercise price of incentive stock options may not be less than the fair market value of common stock on the date of grant. The Company has reserved 1,000,000 shares of Common Stock for grant under this plan. As of April 30, 1999, options to purchase 154,650 shares of common stock were outstanding under this plan, and 845,350 options were available for grant.

     The Company's 1995 Stock Incentive Plan provides a variety of awards, including stock options, stock appreciation rights and restricted and unrestricted stock grants to the Company's employees, officers, consultants and advisors. Stock options may be granted either in the form of incentive stock options or non-statutory stock options. The option exercise price of incentive stock options may not be less than the fair market value of common stock on the date of grant. The Company has reserved 1,460,460 shares of Common Stock for grant under this plan. As of April 30, 1999 options to purchase 1,327,000 shares of common stock were outstanding under this plan, and 1,460 options were available for grant.

     The Company's 1995 Non-Employee Director Stock Option Plan (the "Director's Plan") provides that each Director elected to a three-year term by the stockholders will receive an option to purchase 11,000 shares of Common Stock on the date following his or her election and each Director elected to fill a vacancy on the Board will receive an option to purchase 11,000 shares of Common Stock, multiplied by a fraction the numerator of which is the number of years (counting any portion of a year as one year) remaining in such Director's term and the denominator of which is three. Options to purchase Common Stock under the Director's Plan will vest in three equal increments on the first, second and third anniversary of grant, except that options exercisable for less than 11,000 shares will vest over such period and in such amounts, if any, as may be determined by the Directors.

     Incentive and non-statutory options are exercisable at a price not less than 100% and 50%, respectively, of the fair market value of the common stock at the date of grant, as determined by the Compensation Committee. Stock appreciation rights provide for payments equal to the base amount of the right, as determined by the administration committee. No such appreciation rights are outstanding. Options may be granted in tandem with appreciation rights; however, holders of such tandem awards are subject to restrictions on the matter of exercise as defined in the plan. Generally, stock options and rights vest ratably over five years. All options and rights must be exercised within ten years from date of grant.

                       OPTION GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                                  NUMBER OF     PERCENT OF
                                  SECURITIES   TOTAL OPTIONS
                                  UNDERLYING    GRANTED TO                                         GRANT DATE
                                   OPTIONS     EMPLOYEES IN    EXERCISE PRICE                     PRESENT VALUE
              NAME                GRANTED(1)    FISCAL YEAR     PER SHARE(2)    EXPIRATION DATE      ($)(3)
              ----                ----------   -------------   --------------   ---------------   -------------
John L. Corse...................   100,000        30.98%           $5.06           12/13/08         $309,000
Charles L. Cosgrove.............    50,000        15.49%            5.06           12/13/08          154,500
Christine M. Strachota..........    30,000         9.30%            9.56            4/15/08          151,800
                                    20,000         6.20%            5.06           12/13/08           61,800
Marie A. Bennett................    20,000         6.20%            5.06           12/13/08           61,800

------------------------------
(1) Numbers shown represent options to purchase Common Stock. Mr. Corse's options do not include an additional 11,000 options issued from the Director's Plan which were granted prior to him being appointed President and Chief Operating Officer of the Company.

(2) Stock options granted at 100% of fair market value of Common Stock on the date of grant. With the exception of Mr. Cosgrove, as to whom 20% of the options vested upon grant, with the remaining options vesting in 20% increments over the next four years, all other options become exercisable in 20% increments over five years.

(3) Grant date present value is determined using the Black-Scholes model. The model makes assumptions about future variables, so the actual value of options may be greater or less than the values stated in the table. For new options granted during fiscal year 1999, the calculations assume no dividend yield, volatility of approximately 69% and a risk-free rate of return of 4.8% based on Zero Coupon Treasury Bonds for five-year maturities on the respective grant dates.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                         NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                      OPTIONS AT FISCAL-YEAR END       AT FISCAL YEAR-END(1)
                                            VALUE     ---------------------------   ---------------------------
            NAME               EXERCISED   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----               ---------   --------   -----------   -------------   -----------   -------------
Reid R. Bechtle..............        0     $     0      438,080        239,998       $259,219       $      0
John L. Corse................        0           0       18,534        111,000         20,976         10,000
Charles L. Cosgrove..........   30,000      49,950       46,004        146,496          1,000         78,700
Susan L. Luster..............        0           0       72,000         48,000        155,520        103,680
Christine M. Strachota.......        0           0            0         50,000              0          2,000
Marie A. Bennett.............        0           0            0         20,000              0          2,000

------------------------------
(1) The closing price for the Company's Common Stock on the Nasdaq Stock Market on January 31, 1999 was $5.16. Value is calculated on the basis of the difference between the option exercise price and $5.16, multiplied by the number of "in-the-money" shares of Common Stock underlying the option. Upon exercise of his options, Mr. Cosgrove retained ownership of his shares, and as of January 31, 1999, these shares are owned by Mr. Cosgrove.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This report sets forth the executive compensation policies of the Committee with respect to the Company's executive officers in general and the rationale for the specific decisions affecting the compensation for Mr. Reid R. Bechtle, the Company's Chief Executive Officer in fiscal 1999. This report also discusses the relationship between the compensation of the Named Executive Officers and the performance of the Company.

     The Company's executive compensation program is designed to promote the following objectives:

     - To provide competitive compensation that will help attract, retain and reward highly qualified executives who contribute to the long-term success of the Company.

     - To align management's interests with the success of the Company by placing a portion of the executive's compensation at risk in relation to the Company's performance.

     - To align management's interests with stockholders by including long-term equity incentives.

     The Committee reviewed the compensation policies adopted with respect to all of the Company's executive officers and confirmed that executive officer compensation must be related to the Company's performance and must emphasize increasing stockholder value. The Committee determined that the current compensation policies sufficiently tied the executive officers' compensation to the Company's performance.

     The Committee determined that the Company's continued success is due in part to its skilled executives. In setting and administering the Company's compensation policies and programs, the Committee considers compensation provided to executives of corporations similar to the Company in terms of assets, sales, revenues and earnings. The Company's executive compensation programs are designed to attract, reward and retain skilled executives and to provide incentives which vary upon the attainment of short-term operating performance objectives and long-term performance goals. The main objective is to provide Company executives with incentives directly linked to the creation of stockholder value.

     The Committee's Role. The Committee is responsible for the administration of the executive compensation program and reviews all proposed new or amended employee benefit plans. From February 1998 through October 1998, the Committee was composed of John L. Corse, Harry H. Gaines and Ira D. Cohen. In November 1998, John L. Corse was appointed President and Chief Operating Officer of the Company, which necessitated his departure from the Compensation Committee. Neither of the remaining two Directors are eligible to participate in any of the plans which make up the Company's executive compensation program.

     The Committee may select consultants from nationally recognized independent compensation and benefits consulting firms to provide expert advice on any aspect of the Company executive compensation program. The Committee may request written reports or hold private meetings with such consultants in order to obtain independent opinions on compensation proposals. The Committee has met, and will continue to meet, in executive sessions which are not attended by any of the Company's executives or managers.

     Performance Evaluation. The Committee met in executive session in March 1999 to review the overall performance of the Chief Executive Officer, particularly with respect to the Company's long range strategies and the achievement of both financial and non-financial objectives. Paramount consideration was given to the Chief Executive Officer's role in building stockholder value and improving the return on the stockholders' investment.

     The Compensation Program. The compensation program for the Company executives presently consists of base salary, annual incentive bonus, long-term incentives and employee benefits. It is the intent of the Committee that incentives based on long-term performance should be the major component in the pay package for senior executives. Discussed below is each element of the compensation program.

     Base Salary. Salaries are set and administered to reflect the value of the job in the marketplace and individual contribution and performance. Salaries provide a necessary element of stability in the total pay program and, as such, are not subject to significant variability. Salary increases are based primarily on merit. The Company's executive salaries are evaluated in relation to a competitive annualized merit increase guideline of 4.5% for expected levels of individual performance. Actual increases can vary from the guideline depending primarily on individual performance. The normal interval between salary reviews for the Chief Executive Officer and other executives is 12 months.

     Mr. Bechtle's salary was increased effective April 1, 1998 to $265,000, an increase of 6.0% after 12 months. Among the other Named Executive Officers, Mr. Cosgrove's salary was increased effective April 1, 1998 to $187,500, an increase of 13.6% after 12 months.

     Annual Incentive Bonus. The amounts of annual bonus awards are based on corporate financial performance for the year compared to annual performance goals established at the beginning of the year. The Board of Directors, based upon the recommendations of the Compensation Committee, establishes a base, middle, and high performance plan based upon revenue, net income, earnings per share, and individual performance goals. The incentive is structured to allow for incentive payment targets of 50% to 100% of base salary on a graduated basis. The incentive plan is structured to award no bonuses to the plan participants if minimum performance goals are not achieved. The Committee believes that allowing the executive team to earn amounts in excess of the base bonus plan (50% of base salary) will encourage outstanding performance and closely aligns management toward increasing shareholder value. For fiscal 1999, such performance goals were: (1) fiscal 1999 net income and earnings per share compared to plan; (2) fiscal 1999 revenue compared to plan; and (3) individual performance goals related to long-term growth of the Company.

     For fiscal 1999, Mr. Bechtle's targeted bonus was 50% of salary or $132,500. As a result of not achieving the net income, earnings per share and revenue plans for fiscal 1999, the Compensation Committee recommended and the Board of Directors concurred, that Mr. Bechtle receive only the guaranteed portion of his annual bonus which equals 25% of Mr. Bechtle's salary or $66,250. Provided that the Company's financial objectives were not achieved, Mr. Bechtle waived the right to receive the guaranteed portion of his bonus.

     Stock Option Awards. The Compensation Committee also believes that equity ownership by key executives provides a valuable incentive for such executives and helps align executive's and stockholders' interests. Stock option awards provide long-term incentives which are directly related to the performance of the Company's Common Stock. Options generally vest at the rate of 20% per year and have 10-year terms.

     Employee Benefits. Executives also participate in the Company's broad-based employee benefits program which includes a 401(k) plan, group medical and dental coverage, group life insurance and other benefit plans.

     Discussion of the Committee's Policy Regarding Qualifying Compensation for Deductibility Under Section 162(m) of the Internal Revenue Code.

     Tax legislation known as the Omnibus Budget Reconciliation Act of 1993 ("OBRA") created a new Code subsection 162(m), under which the allowable deduction for compensation paid or accrued with respect to the chief executive officer and each of the four most highly compensated executive officers of a publicly held corporation is limited to no more than $1 million per year for taxable years on or after January 1, 1994. Certain types of compensation are exempted from this deduction limitation, including payments subject to: (a) the attainment of an objective performance goal or goals; (b) an outside director requirement; and (c) a stockholder approval requirement.

     It is the policy of the Committee to establish a competitive executive compensation program and to design and administer incentive plans which relate directly to the Company's overall performance and the individual executive's specific contribution.

     In light of OBRA, it is the policy of the Committee to modify where necessary the executive compensation plans so as to maximize the tax deductibility of compensation paid to its executive officers, and the Committee does not anticipate paying any compensation in 1998 that is not fully tax deductible. Accordingly, the 1998 Stock Option Plan and the 1995 Stock Option Plan include a fixed limit on the number of options that may be granted to any individual in any given year.

     This report is furnished by the members of the Committee:

                                  Ira D. Cohen
                                Harry H. Gaines

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Compensation Committee of the Board of Directors are Mr. Cohen and Mr. Gaines. No member of the Compensation Committee is an executive officer or employee of the Company.

PERFORMANCE GRAPH

     The performance graph set forth below compares the cumulative total shareholder return on the Company's Stock with the S&P 500 Index and an Industry Group Index for the period from June 1, 1995 through January 31, 1999. The graph assumes the investment of $100 at the close of trading on May 31, 1995 in the Company's Common Stock, the S & P 500 Index and the Industry Group Index and assumes re-investment of all dividends, if any. The industry group consists of the following companies selected on the basis of the similar nature of their business: DeVry, Inc., Whitman Education Group, Inc., ITT Educational Services, Inc., Education Management Corporation and Quest Education Corporation. The Company believes that, including itself, these companies represent the majority of the market value of publicly traded companies whose primary business is vocational education and training. The Company's Common Stock commenced trading on the Nasdaq Stock Market on May 31, 1995.
chart

                                                    COMPUTER LEARNING
                                                      CENTERS, INC.                  S&P 500                 INDUSTRY GROUP
                                                    -----------------                -------                 --------------
 1995                                                     100.00                     100.00                      100.00
 1996                                                     114.71                     121.09                      154.52
 1997                                                     380.15                     152.99                      293.37
 1998                                                    1339.45                     194.15                      329.93
 1999                                                     203.00                     257.00                      588.00

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                     S&P 500 INDEX AND INDUSTRY GROUP INDEX

                                                            JUNE 1, 1995   JANUARY 31, 1999
                                                            ------------   ----------------
The Company...............................................      $100             $203
S&P 500 Index.............................................      $100             $257
Industry Group Index......................................      $100             $588

                               SECURITY OWNERSHIP

     The following table sets forth, as of April 30, 1999, to the best knowledge of the Company, the number of shares of the Company's Common Stock owned by (i) any person (including any group) known by management to beneficially own more than 5% of the Company's Common Stock, (ii) each Director of the Company and nominee for Director, (iii) each of the Named Executive Officers and (iv) all Directors and executive officers as a group. Unless otherwise indicated in a footnote, each individual or group possesses sole voting and investment power with respect to the shares indicated as beneficially owned.

                                                                                   PERCENTAGE OF
                                                              NUMBER OF SHARES   OUTSTANDING SHARES
            NAME AND ADDRESS OF BENEFICIAL OWNER                  OWNED(1)            OWNED(1)
            ------------------------------------              ----------------   ------------------
General Atlantic Entities (2)...............................     2,944,716             16.8%
125 East 56th Street
New York, NY 10022
Fidelity Investments (3)....................................     2,595,690             14.8%
82 Devonshire Street
Boston, MA 02109-3614
First Union Corporation (4).................................     1,305,900              7.5%
One First Union Center
Charlotte, NC 28288-0137
Harry H. Gaines (5).........................................       257,244              1.5%
Stephen P. Reynolds (6).....................................        30,374                 *
Ira D. Cohen (7)............................................        34,674                 *
John L. Corse (8)...........................................        66,534                 *
Ralph W. Clark (9)..........................................        48,700                 *
Reid R. Bechtle (10)........................................       615,710              3.4%
Charles L. Cosgrove (11)....................................        96,084                 *
Susan L. Luster (12)........................................        82,000                 *
Christine M. Strachota (13).................................         6,000                 *
Marie A. Bennett............................................             0                --
All Directors and executive officers as a group (10
  persons)(14)..............................................     1,237,320              6.8%

------------------------------
*    Less than 1%

(1) Each stockholder possesses sole voting and investment power with respect to the shares listed, except as otherwise noted. Amounts shown include shares issuable within the 60-day period following April 30, 1999 pursuant to the exercise of options.

(2) This information based on Schedule 13G, Amendment No. 2, received by the Company on or about April 24, 1998. Includes 1,716,378 shares held by General Atlantic Corporation ("GAC"), which retains sole voting power with respect to such shares, 1,228,338 shares held by General Atlantic Partners II, L.P. ("GAP") and GAP-CLC Partners, L.P. ("GAP-CLC") (collectively, the "General Atlantic Entities"). The General Atlantic Entities retain shared voting power with respect to the shares held by GAP and GAP-CLC. Stephen P. Reynolds, a Director of the Company, is a special advisor to GAP-CLC and disclaims beneficial ownership of shares owned by the General Atlantic Entities.

(3) This information based on Schedule 13D received by the Company on or about January 8, 1999.

(4) This information based on Schedule 13G filed with the Securities and Exchange Commission on February 9, 1999.

(5) Includes 7,330 shares issuable pursuant to the exercise of Director options within 60 days after April 30, 1999.

(6) Mr. Reynolds, a Director of the Company, is a special advisor to GAP-CLC. Mr. Reynolds disclaims beneficial ownership of all of such shares referenced in note (2), except to the extent of his proportionate pecuniary interests therein. Includes 21,374 shares issuable pursuant to the exercise of Director options within 60 days after April 30, 1999.

(7) Includes 11,984 shares issuable pursuant to the exercise of Director options within 60 days after April 30, 1999.

(8) Includes 18,534 shares issuable pursuant to the exercise of Director options within 60 days after April 30, 1999.

(9) Includes 26,010 shares issuable pursuant to the exercise of Director options within 60 days after April 30, 1999.

(10) Includes 438,080 shares issuable pursuant to the exercise of options within 60 days after April 30, 1999.

(11) Includes 61,004 shares issuable pursuant to the exercise of options within 60 days after April 30, 1999.

(12) Includes 72,000 shares issuable pursuant to the exercise of options within 60 days after April 30, 1999.

(13) Includes 6,000 shares issuable pursuant to the exercise of options within 60 days after April 30, 1999

(14) Includes 662,316 shares issuable pursuant to the exercise of options within 60 days after April 30, 1999. See note (2) and notes (5) through (13) above.

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     The date by which stockholder proposals must be received by the Company for inclusion in proxy material relating to the 2000 Annual Meeting of Stockholders is March 30, 2000. Under the terms of the Company's Bylaws, stockholders who intend to present an item of business at the 2000 Annual Meeting (other than a proposal submitted for inclusion in the Company's Proxy materials) must provide notice of such business to the Company's Secretary no later than June 27, 2000.

                                          By Order of the Board of Directors
                                          /s/ CHARLES L. COSGROVE
                                          Charles L. Cosgrove, Secretary
                                          June 21, 1999

                        COMPUTER LEARNING CENTERS, INC.

       PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JULY 27, 1999

            The undersigned, having received notice of the meeting and management proxy statement therefor, and revoking all prior proxies, hereby appoints Reid R. Bechtle and Charles L. Cosgrove, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them, to represent and vote, as designated below, all shares of Common Stock of Computer Learning Centers, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on July 27, 1999 or any adjournment thereof.

            IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. Attendance of the undersigned at the meeting or any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing.



                        (TO BE SIGNED ON REVERSE SIDE.)

[X] Please mark your
    votes as in this
    example.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEES AND EACH OF THE PROPOSALS LISTED BELOW.
                                            WITHHOLD AUTHORITY
                                         TO VOTE FOR ALL NOMINEES                                   FOR       AGAINST        ABSTAIN
                FOR                            LISTED BELOW                                         [ ]         [ ]            [ ]
Proposal 1:     [ ]                                [ ]                                Proposal 2:
   To elect two                                                                       Proposal to ratify the selection of
   Class I Directors to                                                               PricewaterhouseCoopers LLP to serve as the
   serve until the 2002 Annual Meeting of Stockholders                                Company's independent accountants for fiscal
                                                                                      2000.
 NOMINEES: Reid R. Bechtle
           Harry H. Gaines                                                            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
                                                                                      OF DIRECTORS. THIS PROXY WILL BE VOTED AS
FOR all nominees listed (except as marked to the contrary listed below).              DIRECTED. IN THE ABSENCE OF DIRECTIONS, THIS
                                                                                      PROXY WILL BE VOTED FOR THE DIRECTORS NAMED
                                                                                      ABOVE, AND FOR PROPOSAL 2.
-----------------------------------------------------------------------
                                                                                      STOCKHOLDERS ARE URGED TO DATE, MARK, SIGN AND
                                                                                      RETURN THIS PROXY PROMPTLY IN THE ENVELOPE
                                                                                      PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED
                                                                                      WITHIN THE UNITED STATES.



SIGNATURE(S)_______________________________________________________________           DATE_________________________

NOTE: Please sign exactly as name or names appear on Stock Certificates (as indicated hereon).